Exhibit 3.1(b)

HUGHES SATELLITE SYSTEMS CORPORATION

CERTIFICATE OF DESIGNATION

ESTABLISHING THE

VOTING POWERS, DESIGNATIONS, PREFERENCES, LIMITATIONS,
RESTRICTIONS, AND RELATIVE RIGHTS OF THE

HUGHES RETAIL PREFERRED TRACKING STOCK

PURSUANT TO SECTIONS 7-106-101 AND 7-106-102 OF THE
COLORADO BUSINESS CORPORATION ACT

I, Dean A. Manson, the Executive Vice President, General Counsel and Secretary of Hughes Satellite Systems Corporation (the “Issuer”), a corporation organized and existing under the laws of the State of Colorado, do hereby certify that pursuant to authority conferred upon the Board of Directors of the Issuer (the “Board”) by its Articles of Incorporation, as amended (the “Articles of Incorporation”), and pursuant to the provisions of Sections 7-106-101 and 7-106-102 of the Colorado Business Corporation Act, the Board, on February 12, 2014 adopted the following resolution establishing the Issuer’s Hughes Retail Preferred Tracking Stock, which resolution remains in full force and effect.  Certain capitalized terms used herein are defined in Article VIII.

RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, the Board does hereby authorize a series of preferred stock, $0.001 par value per share, of the Issuer, designated as “Hughes Retail Preferred Tracking Stock”, having the number of shares and, to the extent that the preferences, limitations and relative rights of such Preferred Tracking Stock are not stated and expressed in the Articles of Incorporation, the preferences, limitations and relative rights, as follows:

ARTICLE I

DESIGNATION AND NUMBER OF SHARES

Section 1.1                                    The series is hereby designated as the “Hughes Retail Preferred Tracking Stock” (referred to herein as the “Preferred Tracking Stock”).

Section 1.2                                    The Preferred Tracking Stock shall be a series consisting of 300 shares of the authorized but unissued preferred stock, $0.001 par value per share, of the Issuer.

ARTICLE II

DIVIDENDS

Section 2.1

(a)                                 Dividends on the Preferred Tracking Stock.  Dividends on the Preferred Tracking Stock may be declared and paid only out of the lesser of (i) assets of the Issuer legally available therefor and (ii) the Available Dividend Amount for the Preferred Tracking Stock (as defined below). The “Available Dividend Amount for the Preferred

Tracking Stock” shall mean, as of any date, an amount equal to the product of (x) the decimal equivalent of the Preferred Tracking Stock Allocation Percentage then in effect, multiplied by (y) the amount that would then be legally available under Nevada law for the payment of dividends on the Capital Stock of a Nevada corporation separate from the EchoStar Group, as if the Hughes Retail Group constituted all of the assets, liabilities and operations of such corporation (with no other assets, liabilities or operations).  The declaration and payment of dividends on the Preferred Tracking Stock, and the amount thereof, shall at all times be in the sole discretion of the Board, subject to the foregoing.  No dividend or other distribution may be paid on any shares of Preferred Tracking Stock unless a dividend or distribution in an equivalent amount is paid simultaneously therewith on the outstanding shares of EchoStar Tracking Stock (as defined below) in accordance with the terms thereof, and no dividend or other distribution or allocation on or in respect of the economic interest of the EchoStar Group in the Hughes Retail Group, as represented by the Retained Interest Allocation Percentage, may be paid or made unless a dividend or distribution in an equivalent amount is paid or made simultaneously therewith on shares of Preferred Tracking Stock and shares of EchoStar Tracking Stock in accordance with the terms hereof and thereof (for the avoidance of doubt, in all instances a dividend or other distribution or allocation on or in respect of the economic interest of the EchoStar Group in the Hughes Retail Group may not exceed the product of (x) the decimal equivalent of the Retained Interest Allocation Percentage then in effect, multiplied by (y) the amount that would then be legally available for the payment of dividends on the Capital Stock of the Hughes Retail Group under Nevada law as if the Hughes Retail Group constituted all of the assets, liabilities and operations of a Nevada corporation separate from the EchoStar Group).

(b)                                 Dividends on the Common Stock.  Dividends on the Common Stock may be declared and paid only out of the lesser of (i) assets of the Issuer legally available therefor and (ii) the Available Dividend Amount for the EchoStar Group (as defined below).  The “Available Dividend Amount for the EchoStar Group” shall mean, as of any date, the lesser of (x) the amount that would then be legally available under Colorado law for the payment of dividends on the Capital Stock of a Colorado corporation separate from the Hughes Retail Group, as if the EchoStar Group constituted all of the assets, liabilities and operations of such corporation (with no other assets, liabilities or operations), less dividends, if any, attributable to any shares of preferred stock of the Issuer that have been issued (excluding any shares of Preferred Tracking Stock) and are attributed to the EchoStar Group and are then outstanding and (y) the difference between (i) the amount that would then be legally available under Colorado law for the payment of dividends on the Capital Stock of the Issuer minus (ii) the amount that would then be legally available under Nevada law for the payment of dividends on the Capital Stock of a Nevada corporation separate from the EchoStar Group, as if the Hughes Retail Group constituted all of the assets, liabilities and operations of such corporation (with no other assets, liabilities or operations).  The declaration and payment of dividends on the Common Stock, and the amount thereof, shall at all times be in the sole discretion of the Board, subject to the foregoing. So long as any dividend on shares of Preferred Tracking Stock shall have been declared but remain unpaid, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to the Preferred Tracking Stock as to dividends or distribution of assets upon Liquidation, nor shall any Common Stock nor any other stock of the Issuer ranking junior to or on a parity with the Preferred Tracking Stock as to dividends or distribution of assets upon Liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to, set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Issuer (except by conversion into or exchange for stock of the Issuer ranking junior to the Preferred Tracking Stock as to dividends and distribution of assets upon Liquidation), unless, in each case, the dividends on all outstanding shares of Preferred Tracking Stock theretofore declared by the Board shall have been, or shall then simultaneously therewith be, paid in full.

(c)                                  Discrimination Between Common Stock and the Preferred Tracking Stock. The Board, subject to the provisions of Sections 2.1(a) and 2.1(b), may, in its sole discretion, declare dividends payable exclusively to the Holders of Common Stock, exclusively to the Holders of Preferred Tracking Stock or to the Holders of all such classes in equal or unequal amounts, notwithstanding the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

ARTICLE III

LIQUIDATION

Section 3.1                                    Subject to Section 3.3, the preferences of each share of Preferred Tracking Stock as to distribution of assets upon Liquidation shall be in every respect on a parity with the preferences of every other share of Capital Stock of the Issuer which is not specifically made senior or junior to the Preferred Tracking Stock as to distribution of assets upon Liquidation.

Section 3.2                                    In the event of a Liquidation, Holders of shares of Common Stock and shares of Preferred Tracking Stock shall be entitled to receive their respective proportionate interests in the net assets of the Issuer, if any, remaining for distribution to Holders of Capital Stock of the Issuer (after payment or provision for all liabilities, including contingent liabilities, of the Issuer and payment of the liquidation preference payable to Holders of any class or series of preferred stock of the Issuer (other than Preferred Tracking Stock)), pro rata (in the aggregate as between Holders of shares of Preferred Tracking Stock and Holders of shares of Common Stock) based upon the aggregate Market Value of outstanding shares of Preferred Tracking Stock (or, to the extent such shares of Preferred Tracking Stock are not then listed or quoted on any U.S. national or regional securities exchange or quotation system (including an over-the-counter market) the applicable Fully Distributed Public Market Value) as compared to the aggregate Market Value of outstanding shares of Common Stock (or, to the extent such shares of Common Stock are not then listed or quoted on any U.S. national or regional securities exchange or quotation system (including an over-the-counter market) the applicable Fully Distributed Public Market Value), in each case as of the date of the first public announcement of such Liquidation and as determined by the Board.

Section 3.3                                    At any time upon or following the consummation of a Change of Control, the Issuer may not issue any share of any series of preferred stock of the Issuer unless provisions have been made that shares of Preferred Tracking Stock shall rank in every respect on a parity with such preferred stock as to distribution of assets upon Liquidation; provided that such parity ranking of shares of preferred stock of the Issuer would not result in the Hughes Retail Group (or any entity comprising the Hughes Retail Group) being deemed, under applicable accounting principles generally accepted in the United States, a “variable interest entity” whose “primary beneficiary” (in each case as defined under applicable accounting principles generally accepted in the United States) is any Person other than the Issuer or any of the Issuer’s Subsidiaries.

ARTICLE IV

VOTING RIGHTS

Section 4.1                                    Except as otherwise provided in this Certificate of Designation or by applicable law, the Holders of Preferred Tracking Stock shall at all times vote with holders of the outstanding shares of Common Stock, as a single class, with respect to any and all matters presented to stockholders of  the Issuer for their action or consideration (whether at a meeting of stockholders of the Issuer, by written action of stockholders in lieu of a meeting or otherwise).

Section 4.2                                    The Holders of Preferred Tracking Stock, voting separately as a class, shall be entitled to approve by the affirmative vote of a majority of the shares of Preferred Tracking Stock then outstanding (i) any amendment, alteration or repeal of any of the provisions of, or any other change to, the Articles of Incorporation or this Certificate of Designation which adversely affects the rights, powers or privileges of the Preferred Tracking Stock; and (ii) any increase in the number of authorized shares of Preferred Tracking Stock.

Section 4.3                                    Each Holder of Preferred Tracking Stock shall be entitled to one-tenth (1/10th) of one vote for each share of Preferred Tracking Stock held by such Holder.  In the event of (i) any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of any class or series of Capital Stock of the Issuer or (ii) any dividend or other distribution of shares of any class or series of Capital Stock of the Issuer to Holders of shares of such class or series of Capital Stock, the per share voting rights of each class or series of Capital Stock of the Issuer shall be appropriately adjusted, as determined by the Board, so as to avoid any dilution in the aggregate voting power of any one class or series relative to the other classes or series.  Cumulative voting for directors will not be allowed by either Holders of the Preferred Tracking Stock or Holders of Common Stock.

ARTICLE V

REDEMPTION

Section 5.1                                    At any time an HRG Holding Company exists, the Issuer may, at its option and subject to applicable Colorado law and assets of the Issuer being legally available therefor, but subject (in addition to any other approval of the Issuer’s stockholders (or any series thereof) required under Colorado law in respect of such redemption, if any) to the Issuer having received approval of the Holders of record, as of the record date set for the meeting at which such vote is taken, of shares of Preferred Tracking Stock representing at least a majority of the shares of Preferred Tracking stock that are present in person or by proxy at such meeting, voting together as a separate class (or if such approval is obtained by written consent, the consent of the Holders of record, as of the record date for such written consent, of shares of Preferred Tracking Stock representing at least a majority of the shares of Preferred Tracking Stock issued and outstanding as of such record date, acting together as a separate class) (each, a “Hughes Retail Group Stockholder Approval”) redeem all of the outstanding shares of Preferred Tracking Stock in exchange for an aggregate number of outstanding fully paid and non-assessable shares of common stock of the HRG Holding Company (the “HRG Holding Company Shares”), as provided herein; provided that such redemption shall be tax-free to the holders of shares of Preferred Tracking Stock (except with respect to cash received by such holders in lieu of fractional shares). The aggregate number of HRG Holding Company Shares to be delivered (the “Distributed HRG Holding

Company Shares”) in redemption of all of the outstanding shares of Preferred Tracking Stock will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the product of (I) the number of all HRG Holding Company Shares then outstanding and (II) the decimal equivalent of the Preferred Tracking Stock Allocation Percentage. The number of Distributed HRG Holding Company Shares to be delivered in redemption of each outstanding share of Preferred Tracking Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the number of Distributed HRG Holding Company Shares by (y) the number of all shares of Preferred Tracking Stock then outstanding.

Section 5.2                                    Any redemption pursuant to Section 5.1 will occur on the date and time fixed by the Board for such redemption (the “Preferred Redemption Date”) set forth in a notice to Holders of Preferred Tracking Stock (“Redemption Notice”). The Redemption Notice will include the following information:

(a)                                 That the Issuer intends to redeem shares of Preferred Tracking Stock for HRG Holding Company Shares pursuant to Section 5.1, subject to any applicable conditions, including the receipt of Hughes Retail Group Stockholder Approval if such approval has not been obtained at the time of the Redemption Notice;

(b)                                 That all outstanding shares of Preferred Tracking Stock will be redeemed;

(c)                                  The number of HRG Holding Company Shares to be received with respect to each outstanding share of Preferred Tracking Stock;

(d)                                 The Preferred Redemption Date; and

(e)                                  Instructions as to how shares of Preferred Tracking Stock may be surrendered for redemption.

If, at the time of the issuance of the Redemption Notice required in this Section 5.2, the Hughes Retail Group Stockholder Approval has not yet been obtained, the Redemption Notice shall include as much information set forth in Sections 5.2(a)-(e) as is then available, and the Issuer will issue a second notice once the Hughes Retail Group Stockholder Approval is obtained setting forth any such required information not included in the Redemption Notice.

ARTICLE VI

PROTECTIVE PROVISIONS

Section 6.1                                    So long as any share of the Preferred Tracking Stock is outstanding, the Issuer shall not, and shall not cause or permit any of its Subsidiaries to, without the prior approval of the Holders of at least a majority of the shares of Preferred Tracking Stock then outstanding:

(a)                                 Effect any Hughes Retail Group Disposition (other than an Exempt Hughes Retail Group Disposition);

(b)                                 Amend the Articles of Incorporation (including this Certificate of Designation), bylaws or any other constitutive document of the Issuer or any constitutive document of EchoStar Corporation, a Nevada corporation (“Parent”), if such amendment would adversely affect any Holder of shares of Preferred Tracking Stock or any holder of shares of EchoStar Tracking Stock; or

(c)                                  Issue or sell (x) any additional shares of Preferred Tracking Stock, or any other interests in or rights to (including economic rights based on or with respect to) the Hughes Retail Group, (y) any shares of preferred stock of the Issuer or (z) any securities convertible into or exercisable or exchangeable for any of the foregoing.

ARTICLE VII

AMENDMENT, SUPPLEMENT AND WAIVER

Section 7.1                                    Except as otherwise provided herein (including, without limitation, Article VI hereof) or in the Investor Rights Agreement, without the consent of any Holder of shares of Preferred Tracking Stock, the Issuer may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Tracking Stock in addition to or in place of certificated Preferred Tracking Stock, to provide for the assumption of the Issuer’s obligations to Holders of shares of Preferred Tracking Stock in the case of a merger or consolidation, and to make any change that would provide any additional rights or benefits to (but would not result in any adverse consequences (including tax consequences) to) the Holders of shares of Preferred Tracking Stock or that does not adversely affect any right of any such Holder or any right of any holder of shares of EchoStar Tracking Stock.

Section 7.2                                    Except as otherwise provided herein (including, without limitation, Section 7.1 hereof, if applicable) or in the Investor Rights Agreement, the Issuer is entitled to amend its articles of incorporation pursuant to the terms thereof to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction, from time to time, any stock or other securities ranking junior to, senior to or on a parity with the Preferred Tracking Stock as to distributions of assets upon Liquidation.

Section 7.3                                    Without limiting any provision of the Articles of Incorporation (including this Certificate of Designation), bylaws or any other constitutive document of the Issuer, any provision of the Investor Rights Agreement or any requirement under applicable law, no provision of this Certificate of Designation shall be amended, modified or changed unless conforming amendments, modifications or changes, to the extent applicable, are simultaneously made to the certificate of designation of Parent with respect to the EchoStar Tracking Stock.

ARTICLE VIII

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in this Certificate of Designation.

Section 8.1                                    “AFFILIATE” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

Section 8.2                                    “BOARD” has the meaning set forth in the Preamble.

Section 8.3                                    “BUSINESS” means the business of providing satellite broadband Internet services to residential retail subscribers in the continental United States and Puerto Rico, currently provided by Hughes Network Systems, LLC, a wholly owned subsidiary of the Issuer, as permitted under applicable licenses, excluding (i) services provided through “wholesale” arrangements, wherein the wholesale services provider resells to subscribers the satellite broadband Internet services offered by EchoStar and its subsidiaries (or any successors) and the wholesale services provider owns the relationship with the individual subscriber, including the dishNET wholesale arrangement; and (ii) arrangements with enterprise customers, franchisees and small to medium enterprise customers.

Section 8.4                                    “CAPITAL STOCK” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common, preferred or otherwise.

Section 8.5                                    “CHANGE OF CONTROL” means any transaction or series of transactions the result of which is that Charles W. Ergen and Related Parties cease to have “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the Issuance Date) of Capital Stock of Parent representing at least a majority of the aggregate voting power of Parent.

Section 8.6                                    “COMMON STOCK” means the common stock of the Issuer as constituted on the date of filing of this Certificate of Designation, and shall also include any Capital Stock of any class of the Issuer thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the Holders thereof to participate in dividends or in the distribution of assets upon a Liquidation (which, for the avoidance of doubt, shall not include the Preferred Tracking Stock).

Section 8.7                                    “DISPOSITION” means the sale, transfer, exchange, assignment, lease or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets, including goodwill. The term “Disposition” does not include the consolidation or merger of the Issuer with or into any other Person or Persons or any other business combination involving the Issuer as a whole if the Hughes Retail Group would not, immediately prior to such consolidation or merger, constitute all or substantially all of the assets of the Issuer.

Section 8.8                                    “DISTRIBUTED HRG HOLDING COMPANY SHARES” has the meaning set forth in Section 5.1.

Section 8.9                                    “ECHOSTAR GROUP” means all existing and future lines of businesses of the Issuer and its Subsidiaries, excluding the Hughes Retail Group.

Section 8.10                             “ECHOSTAR HOLDING COMPANY” means a directly or indirectly wholly-owned Subsidiary of the Issuer that holds the EchoStar Group in its entirety and does not hold any assets or liabilities attributed or attributable to the Hughes Retail Group under the Tracking Stock Policy.

Section 8.11                             “ECHOSTAR TRACKING STOCK” means the shares of preferred stock, par value $0.001 per share, of Parent designated as “Hughes Retail Preferred Tracking Stock”.

Section 8.12                             “ECHOSTAR TRACKING STOCK ALLOCATION PERCENTAGE” means 51.89%; as may subsequently be adjusted from time to time by the Issuer with the prior written consent of Holders of at least a majority of the outstanding shares of the Preferred Tracking Stock and a majority of the outstanding shares of the EchoStar Tracking Stock, in each case, then outstanding at the time of any such adjustment; provided that, in the event any shares of the Preferred Tracking Stock are exchanged for shares of the EchoStar Tracking Stock pursuant to Section 4.5 of the Investor Rights Agreement, the EchoStar Tracking Stock Allocation Percentage shall be appropriately increased, effective as of the date of such exchange, by an amount equal to that portion of the Preferred Tracking Stock Allocation Percentage represented (on a pro rata basis) by the shares of the Preferred Tracking Stock so exchanged; and provided further that the sum of the EchoStar Tracking Stock Allocation Percentage, the Preferred Tracking Stock Allocation Percentage and the Retained Interest Allocation Percentage shall always equal 100%.

Section 8.13                             “EXEMPT HUGHES RETAIL GROUP DISPOSITION” means either (i) the Disposition of all or substantially all of the Issuer’s assets in one transaction or a series of related transactions in connection with and as part of a Liquidation, within the meaning of Article III or (ii) a Hughes Retail Group Disposition to any wholly-owned Subsidiary of the Issuer.

Section 8.14                             “FULLY DISTRIBUTED PUBLIC MARKET VALUE” means, with respect to Preferred Tracking Stock collectively or Common Stock collectively, as the case may be, the anticipated aggregate common equity market value of the applicable Holding Company on the NASDAQ Stock Market or the New York Stock Exchange following the completion of an underwritten initial public offering of such common equity and related market stabilization activities (in the case of Preferred Tracking Stock, multiplied by the Preferred Tracking Stock Allocation Percentage then in effect and, in the case of Common Stock, assuming that all shares of preferred stock of the Issuer that have been issued and are attributed to the EchoStar Group and then outstanding have been repaid, redeemed or otherwise retired in full in cash by the EchoStar Holding Company, for an amount specified pursuant to the terms thereof (or, if no such terms of repayment, redemption or retirement exist, for an amount equal to their fair market value determined by the Board), immediately prior to the completion of such underwritten initial public offering), with such aggregate common equity market valuation to be established (i) using an analysis of the trading multiples of a group of publicly-traded companies comparable to the applicable Holding Company, (ii) assuming the applicable Holding Company is a non-controlled stand-alone entity with a single class of fully-distributed common stock publicly traded on an active and liquid market; (iii) assuming no premium or strategic value due to third-party interest or bid speculation; (iv) without any initial issuance or liquidity discount; and (v) taking into account all relevant facts and circumstances and the valuation methodologies used in the valuation of the Preferred Tracking Stock as of the Issuance Date.

Section 8.15                             “HOLDER” means a Person in whose name a share or shares of Capital Stock are registered.

Section 8.16                             “HOLDING COMPANY” means the HRG Holding Company, in the case of Preferred Tracking Stock, or the EchoStar Holding Company, in the case of Common Stock.

Section 8.17                             “HRG HOLDING COMPANY” means a directly or indirectly wholly-owned Subsidiary of the Issuer that holds the Hughes Retail Group in its entirety and does not hold any assets or liabilities attributed or attributable to the EchoStar Group under the Tracking Stock Policy.

Section 8.18                             “HRG HOLDING COMPANY SHARES” has the meaning set forth in Section 5.1.

Section 8.19                             “HUGHES RETAIL GROUP” means (i) all Hughes Retail Subscribers; (ii) the assets and liabilities primarily associated with the operation of the Business; and (iii) the business operations, revenues, billings, operating and other direct and indirect support activities to provide services to the Business and Hughes Retail Subscribers. The Hughes Retail Group also includes (a) any proceeds associated with a sale or transfer of the Hughes Retail Group or any assets of the Hughes Retail Group; and (b) any other assets acquired by or for the account of the Hughes Retail Group or otherwise attributed, contributed, allocated or transferred to the Hughes Retail Group from time to time.

Section 8.20                             “HUGHES RETAIL GROUP DISPOSITION” means the Disposition, in one transaction or a series of related transactions, by Parent and/or one or more of its Subsidiaries of all or substantially all of the assets of the Hughes Retail Group to one or more Persons.

Section 8.21                             “HUGHES RETAIL GROUP STOCKHOLDER APPROVAL” has the meaning set forth in Section 5.1.

Section 8.22                             “HUGHES RETAIL SUBSCRIBERS” means existing and future subscribers of the Business.

Section 8.23                             “INVESTOR RIGHTS AGREEMENT” means that certain Investor Rights Agreement, dated as of February 20, 2014, by and among Parent, the Issuer, DISH Operating L.L.C. and DISH Network L.L.C., as may be amended or modified from time to time pursuant to the terms thereof.

Section 8.24                             “ISSUANCE DATE” means the date when initial shares of Preferred Tracking Stock are issued pursuant to this Certificate of Designation.

Section 8.25                             “ISSUER” has the meaning set forth in the Preamble.

Section 8.26                             “LIQUIDATION” means any liquidation, dissolution or winding-up of the affairs of the Issuer, whether voluntary or involuntary; provided that for purposes of Article III, a consolidation or merger of, or share exchange by, the Issuer with any other Person shall not constitute a Liquidation.

Section 8.27                             “MARKET VALUE” means, with respect to each share of Preferred Tracking Stock or Common Stock, as the case may be, the average of the daily volume weighted average prices per share of such shares for the twenty consecutive trading days immediately preceding the day as of which such Market Value is being determined, as reported on the NASDAQ Stock Market or the New York Stock Exchange, as the case may be, or if such shares are not listed on the NASDAQ Stock Market or the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system (including an over-the-counter market) on which such shares are then listed or quoted; provided that the Market Value of any share of a class of Common Stock that is not then so listed or quoted, but is convertible into or exchangeable for shares of another class of Common Stock that are then so listed or quoted, shall be determined on an as-converted or as-exchanged basis based on the Market Value of shares of such other class of Common Stock that are so listed or quoted.

Section 8.28                             “PARENT” has the meaning set forth in Section 6.1.

Section 8.29                             “PERSON” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

Section 8.30                             “PREFERRED REDEMPTION DATE” has the meaning set forth in Section 5.2.

Section 8.31                             “PREFERRED TRACKING STOCK” means the Hughes Retail Preferred Tracking Stock authorized in this Certificate of Designation.

Section 8.32                             “PREFERRED TRACKING STOCK ALLOCATION PERCENTAGE” means 28.11%; as may subsequently be adjusted from time to time by the Issuer with the prior written consent of Holders of at least a majority of the outstanding shares of the Preferred Tracking Stock and a majority of the outstanding shares of the EchoStar Tracking Stock, in each case, then outstanding at the time of any such adjustment; provided that, in the event any shares of the Preferred Tracking Stock are exchanged for shares of the EchoStar Tracking Stock pursuant to Section 4.5 of the Investor Rights Agreement, the Preferred Tracking Stock Allocation Percentage shall be appropriately decreased, effective as of the date of such exchange, by an amount equal to that portion of the Preferred Tracking Stock Allocation Percentage represented (on a pro rata basis) by the shares of the Preferred Tracking Stock so exchanged; and provided further that the sum of the Preferred Tracking Stock Allocation Percentage, the EchoStar Tracking Stock Allocation Percentage and the Retained Interest Allocation Percentage shall always equal 100%.

Section 8.33                             “REDEMPTION NOTICE” has the meaning set forth in Section 5.2.

Section 8.34                             “RELATED PARTIES” means (a) the spouse and each immediate family member of Charles W. Ergen, (b) each trust, corporation, partnership or other entity of which Charles W. Ergen beneficially holds an 80% or more controlling interest and (c) all trusts, including grantor retained annuity trusts, established by Charles W. Ergen for the benefit of his family.

Section 8.35                             “RETAINED INTEREST ALLOCATION PERCENTAGE” means 20.00%; as may subsequently be adjusted from time to time by the Issuer with the prior written consent of Holders of at least a majority of the outstanding shares of the Preferred Tracking Stock and a majority of the outstanding shares of the EchoStar Tracking Stock, in each case, then outstanding at the time of any such adjustment; provided that the sum of the Preferred Tracking Stock Allocation Percentage, the EchoStar

Tracking Stock Allocation Percentage and the Retained Interest Allocation Percentage shall always equal 100%.

Section 8.36                             “SUBSIDIARY” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

Section 8.37                             The “TRANSFER AGENT” shall be as established pursuant to Article IX hereof.

Section 8.38                             “TRACKING STOCK POLICY” means the Hughes Satellite Systems Corporation Policy Statement Regarding Hughes Retail Preferred Tracking Stock as adopted by the Board on February 12, 2014 and as may be amended or modified from time to time pursuant to the terms thereof, a copy of which is on file and may be inspected at the principal office of the Issuer, without charge by each Holder who so requests.

ARTICLE IX

TRANSFER AGENT AND REGISTRAR

Section 9.1                                    The Issuer may, but shall not be required to, appoint a Transfer Agent and registrar for the Preferred Tracking Stock and shall give notice to the Holders of shares of the Preferred Tracking Stock after any such appointment.  The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 9.2                                    The Issuer shall maintain, or cause to be maintained by the Transfer Agent on behalf of the Issuer, a stock ledger for the Preferred Tracking Stock at all times when any share of Preferred Tracking Stock is outstanding and shall duly register, or cause to be duly registered by the Transfer Agent on behalf of the Issuer, on such stock ledger any permitted transfer or assignment of shares of Preferred Tracking Stock.

ARTICLE X

OTHER PROVISIONS

Section 10.1                             With respect to any notice to a Holder of shares of Preferred Tracking Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

Section 10.2                             All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)                                 if to the Issuer:

100 Inverness Terrace East

Englewood, Colorado 80112

Attention:  Dean A. Manson, Executive Vice President, General

Counsel and Secretary

Telecopy No.: (303) 728-5048

(b)                                 if to a Holder:  at the address of such Holder as the same appears on the stock ledger of the Issuer; provided that each such Holder may designate in writing pursuant to this Section 10.2 another address for notices or other communications required or permitted to be given hereunder.

Section 10.3                             Shares of Preferred Tracking Stock issued and reacquired by the Issuer will be retired and cancelled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Colorado law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and, except as otherwise provided herein, may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer (subject to this Certificate of Designation, including, without limitation, Article VI hereof).

Section 10.4                             All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

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IN WITNESS WHEREOF, Hughes Satellite Systems Corporation has caused this Certificate of Designation of Hughes Retail Preferred Tracking Stock to be signed by Dean A. Manson, its Executive Vice President, General Counsel and Secretary, this 28th day of February, 2014.

HUGHES SATELLITE SYSTEMS CORPORATION

By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Executive Vice President,
General Counsel and Secretary